Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made by and among Randolph Bancorp, Inc. (the “Company”), Envision Bank (the “Bank” and together with the Company, the “Employers”) and William M. Parent (the “Executive”). Either the Company or the Bank may satisfy the Employers’ obligations under this Agreement.

WHEREAS, the Employers desire to employ the Executive and the Executive desires to be employed by the Employers beginning on April 1, 2020 (the “Effective Date”) on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The Employers shall employ the Executive and the Executive shall be employed by the Employers pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Employers shall be “at will,” meaning that the Executive’s employment may be terminated by the Employers or the Executive at any time and for any reason subject to the terms of this Agreement.

(b) Position, Duties and Commitment.

(i) Position. The Executive shall serve as the President and Chief Executive Officer (“CEO”) of the Company and the Bank and shall have such powers and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Company Board”) or the Board of Directors of the Bank (the “Bank Board”), to each which he shall report.

(ii) Board Membership. The Employers shall cause the Executive to be nominated for election to the Company Board and the Bank Board and to be recommended to the stockholders for election to each such Board, on which the Executive shall serve for so long as the Executive remains the President and CEO of the Company and the Bank; provided that the Executive shall be deemed to have resigned from each such Board and from any other positions that he holds with the Employers or any affiliate upon ceasing to serve as President and CEO of the Company and the Bank for any reason. The Executive shall sign any documents as he may reasonably be requested to sign to confirm any such resignations. Notwithstanding the foregoing, the Executive shall recuse himself from any portion of any meeting of either the Company Board or the Bank Board concerning his employment terms, the assessment of his performance or the continuation of his employment, except as may otherwise be specifically provided in any governing documents of the Company or the Bank.

(iii) Full-Time Commitment. The Executive shall devote his full working time and efforts to the business and affairs of the Employers. Notwithstanding the foregoing, the Executive may serve on other boards of directors or engage in trade association, religious, charitable or other community activities if such services and activities are disclosed in advance to the Bank Board and the Bank Board does not object to them; provided that the Executive is not obligated to disclose religious, charitable or other community activities that do not involve a material time commitment unless requested.

2. Compensation and Related Matters.

(a) Base Salary. The Executive’s initial base salary shall be paid at the rate of $ 400,000 per year. The Executive’s base salary shall be subject to periodic review and adjustment by the Bank Board or the Compensation Committee of the Bank Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Bank’s usual payroll practices for executive officers.

(b) Annual Bonus. The Executive shall be eligible to receive annual cash incentive compensation as determined by the Bank Board or the Compensation Committee (the “Annual Bonus”). The criteria for the Executive’s Annual Bonus (the “Annual Bonus Criteria”), whether any Annual Bonus is earned, and the amount of any Annual Bonus shall be determined in the sole discretion of the Bank Board or the Compensation Committee. The Bank Board or the Compensation Committee shall make good faith efforts to establish the Annual Bonus Criteria by June 1, 2020 (with respect to the Executive’s first year of employment) or March 1 for any calendar year thereafter, and shall consult with the Executive prior to establishing the Annual Bonus Criteria. The Annual Bonus, if any, for calendar year 2020 shall be prorated based on the portion of the year for which the Executive is employed by the Employers. The Employers shall pay the Annual Bonus, if any, to the Executive on or before April 15 of the year following the year for which the amount of the Annual Bonus is determined. Except as otherwise provided herein, to earn any Annual Bonus, the Executive must be employed by the Employers on the day such Annual Bonus is paid.

(c) Equity. As a material inducement for the Executive to accept employment with the Employers, on the date that the Executive commences employment with the Company and the Bank (the “Commencement Date”), the Executive will be inducement granted awards of (i) 10,000 shares of restricted stock and (ii) a non-statutory stock option to purchase 29,412 shares of the Company’s common stock. Such shares of restricted stock and stock option will vest annually in five equal installments on the anniversary of the Commencement Date, subject to the Executive’s continued employment with the Company and the Bank through each such vesting date. In addition, the Employers may from time to time provide the Executive with the opportunity to receive equity pursuant to and subject to the terms of the Company’s 2017 Stock Option and Incentive Plan, the Bank’s Employee Stock Ownership Plan or any replacement incentive plans (the “Equity Documents”). This shall not be construed to require the Employers to maintain any such plan.

(d) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Bank for its senior executives.

(e) Car Allowance. The Bank shall provide to the Executive a car allowance payment in the amount of $750.00 per month, subject to tax-related withholdings and subject to and in accordance with any Bank policies and procedures applicable to such payment.

(f) Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Bank’s employee benefit plans and programs in effect from time to time and applicable generally to its senior executives, subject to the terms and conditions of such plans and programs.

(g) Paid Time Off. The Executive shall be eligible to take paid time off in accordance with the Bank’s applicable paid time off policy for its senior executives, as may be in effect from time to time.

3. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon death.

(b) Disability. The Employers may terminate the Executive’s employment if the Executive is disabled and unable (or expected to a reasonable degree of medical certainty to be unable) to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable (or expected to a reasonable degree of medical certainty to be unable) to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Employers shall, submit to the Employers a certification in reasonable detail by a physician selected by the Employers to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Employers’ determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by the Employers for Cause. The Employers may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean any of the following:

(i) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, (A) willful failure or refusal to perform material responsibilities that have been requested by the Company Board or the Bank Board; (B) dishonesty to the Company Board or the Bank Board with respect to any material matter; or (C) misappropriation of funds or property of the Company, the Bank or any of its or their subsidiaries or affiliates other than the occasional, customary and de minimis use of the Employers’ property for personal purposes;

(ii) the commission by the Executive of, or indictment of the Executive for, acts satisfying the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(iii) any misconduct by the Executive, regardless of whether or not in the course of the Executive’s employment, that would reasonably be expected to result in material injury or reputational harm to the Company or the Bank or any of its or their subsidiaries or affiliates if the Executive were to continue to be employed in the same position;

(iv) a breach by the Executive of any of the provisions contained in Section 8 of this Agreement or the Nonsolicitation Agreement (as defined below);

(v) a material violation by the Executive of any of the Company’s or the Bank’s written employment policies (including, without limitation, any ethic policies, codes of conduct, policies concerning substance abuse or policies concerning sexual harassment or other discriminating harassment); or

(vi) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company or the Bank to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d) Termination by the Employers without Cause. The Employers may terminate the Executive’s employment hereunder at any time without Cause. Any termination as a result of the death or disability of the Executive under Section 3(a) or (b) shall not be considered a termination without Cause.

(e) Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent (each, a “Good Reason Condition”):

(i) a material adverse change by the Employers, not consented to by the Executive, in the nature or scope of the Executive’s responsibilities, title, authorities, powers, functions or duties from the responsibilities, title, authorities, powers, functions or duties normally exercised by an executive in the position of President and CEO of the Company and the Bank;

(ii) the relocation of the office at which the Executive is principally employed, such that there is an increase of more than thirty-five (35) miles of driving distance from the Executive’s principal residence (as of the date of the relocation) to such office as a result of such relocation; or

(iii) a material breach of this Agreement by the Employers.

The “Good Reason Process” consists of the following steps:

(i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred;

(ii) the Executive notifies the Employers in writing of the first occurrence of the Good Reason Condition within 60 days after the first occurrence of such condition;

(iii) the Executive cooperates in good faith with the Employers’ efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition;

(iv) notwithstanding such efforts, the Good Reason Condition continues to exist; and

(v) the Executive terminates employment within 60 days after the end of the Cure Period.

If the Employers cure the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred. Notwithstanding anything to the contrary herein, (i) in the event of a sale or other disposition of all or substantially all of the assets of the Company or the Bank, the Executive shall not be considered to have been terminated from employment without Cause or to have Good Reason for termination if the Company’s or the Bank’s successor-in-interest offers an employment relationship to the Executive on terms that would not constitute Good Reason hereunder; and (ii) a reduction in duties, position or responsibilities solely by virtue of the Company or the Bank being acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise (as, for example, when the CEO of the Bank remains the CEO of the Bank following a Change in Control where the Bank becomes a wholly owned subsidiary of the acquiror, but is not made the CEO of the acquiring corporation) will not constitute “Good Reason.”

(f) Accrued Obligations. If the Executive’s employment with the Employers is terminated for any reason, the Employers shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(d) of this Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Bank through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).

4. Notice and Date of Termination.

(a) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Employers or any such termination by the Executive shall be communicated by written Notice of Termination to the other party or parties hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Employers for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Employers without Cause under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Employers in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, thirty (30) days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Employers, the Employers may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Employers for purposes of this Agreement.

5. Severance Pay and Benefits Upon Termination by the Employers without Cause or by the Executive for Good Reason Outside the Change in Control Period. If the Executive’s employment is terminated by the Employers without Cause as provided in Section 3(d), or the Executive terminates employment for Good Reason as provided in Section 3(e) (either of which is a “Qualifying Termination”), each outside of the Change in Control Period (as defined below) then, in addition to the Accrued Obligations, the Executive will be entitled to the following benefits, subject to the Executive signing a separation agreement and release substantially in the form of Exhibit A (the “Release Agreement”) within twenty-one (21) days after it is tendered and not revoking the Release Agreement within the seven (7) business day revocation period set forth in the Release Agreement:

(a) the Employers shall pay the Executive an amount equal to twelve (12) months of the Executive’s Compensation Rate (the “Severance Amount”). The Executive’s “Compensation Rate” means the Executive’s annual rate of pay based on the total of the Executive’s annual Base Salary as of the Date of Termination plus the average Annual Bonus awarded to the Executive by the Bank during the three (3) full fiscal years of the Bank immediately preceding the Date of Termination (or for such lesser number of full fiscal years for which the Executive has been employed); and

(b) subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Employers shall pay to the group health plan provider, the COBRA provider or the Executive a monthly payment equal to the monthly employer contribution that the Employers would have made to provide health insurance to the Executive if the Executive had remained employed by the Employers (the “COBRA Continuation Payment”) until the earliest of (A) the twelve (12) month anniversary of the Date of Termination; (B) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s continuation rights under COBRA; provided, however, if the Employers determine that the Employers cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Employers shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Bank’s regular payroll dates.

The amounts payable under Section 5, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Bank’s payroll practice over twelve (12) months commencing within 60 days after the Date of Termination (the “Severance Pay Period”); provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6. Severance Pay and Benefits Upon Termination by the Employers without Cause or by the Executive for Good Reason within the Change in Control Period. The provisions of this Section 6 shall apply in lieu of, and expressly supersede, the provisions of Section 5 if (i) the Executive experiences a Qualifying Termination and (ii) the Date of Termination is within twenty-four (24) months after the occurrence of the first event constituting a Change in Control (such period, the “Change in Control Period”). These provisions shall terminate and be of no further force or effect after a Change in Control Period.

(a) If the Executive experiences a Qualifying Termination and in each case the Date of Termination occurs during the Change in Control Period, then, in addition to the Accrued Obligations:

(i) the Employers shall pay to the Executive a severance payment in an amount equal to three (3) times the Executive’s Compensation Rate (the “Change in Control Payment”); and

(ii) subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under COBRA, the Employers shall pay to the group health plan provider, the COBRA provider or the Executive the COBRA Continuation Payment until the earliest of (A) the twelve (12) month anniversary of the Date of Termination; (B) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s continuation rights under COBRA; provided, however, if the Employers determine that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Employers shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Bank’s regular payroll dates.

The amounts payable under this Section 6(a), to the extent taxable, shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b) Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Employers to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii) For purposes of this Section 6(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(b)(i) shall be made by a nationally recognized accounting firm selected by the Employers (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Employers and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by either of the Employer or the Executive. Any determination by the Accounting Firm shall be binding upon the Employers and the Executive.

(c) Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

(i) Change in Control. A “Change in Control” shall be deemed to have occurred upon the occurrence of any one of the following events:

(A) any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, the Bank, any of its or their subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company, the Bank or any of its or their subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 40 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company or in connection with a public offering); or

(B) persons who, as of the date hereof, constitute the Company Board or the Bank Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of either the Company Board or the Bank Board, provided that any person becoming a director of the Company or the Bank subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors of the applicable entity or (B) a vote of at least a majority of the Incumbent Directors of the applicable entity who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Company Board or the Bank Board or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company Board or the Bank Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(C) the consummation of (A) any consolidation or merger of the Company or the Bank where the stockholders of the Company immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company;

provided, however, that such event is also a “change in control” within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations issued thereunder.

Notwithstanding the foregoing Section 6(c)(i)(A), a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 40 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 40 percent or more of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing Section 6(c)(i)(A).

7. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Employers determine that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Employers or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by any party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to any party.

(e) The Employers make no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8. Continuing Obligations.

(a) Nonsolicitation and Confidential Information Agreement. As a condition of employment, the Executive is required to enter into a Nonsolicitation and Confidential Information Agreement (the “Nonsolicitation Agreement”), attached hereto as Exhibit B. For purposes of this Agreement, the obligations in this Section 8 and those that arise in the Nonsolicitation Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”

(b) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Employers that the Executive’s execution of this Agreement, the Executive’s employment with the Employers and the performance of the Executive’s proposed duties for the Employers will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Employers, the Executive shall not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive shall not bring to the premises of the Employers any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Employers in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or the Bank which relate to events or occurrences that transpired while the Executive was employed by the Employers, and (ii) the investigation, whether internal or external, of any matters about which the Employers believe the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company or the Bank at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Employers in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employers. The Employers shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(c). Unless the Executive is then employed or the Employers are paying the Severance Amount, the Employers shall pay the Executive for any services pursuant to this Section 8(c) at the hourly rate of Executive’s final annual Base Salary divided by 2,080; provided that no payment obligation shall apply to services that could be compelled pursuant to a subpoena.

(d) Relief. The Executive agrees that it would be difficult to measure any damages caused to the Employers which might result from any breach by the Executive of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Employers shall be entitled, in addition to all other remedies that the Employers may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company or the Bank.

(e) Protected Disclosures and Other Protected Action. Nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity (a “Government Agency”) concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, nothing contained in this Agreement limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive’s ability to provide documents or other information, without notice to the Employers. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Nonsolicitation Agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9. Arbitration of Disputes.

(a) Arbitration Generally. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or retaliation, whether based on race, religion, national origin, sex, gender, age, disability, sexual orientation, or any other protected class under applicable law, including without limitation Massachusetts General Laws Chapter 151B) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS in Boston, Massachusetts in accordance with the JAMS Employment Arbitration Rules and Procedures, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The Executive understands that the Executive may only bring such claims in the Executive’s individual capacity, and not as a plaintiff or class member in any purported class proceeding or any purported representative proceeding. The Executive further understands that, by signing this Agreement, the Employers and the Executive are giving up any right they may have to a jury trial on all claims they may have against each other. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 9 shall be specifically enforceable. Notwithstanding the foregoing, this Section 9 shall not preclude any party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including without limitation relief sought under the Nonsolicitation Agreement; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 9.

(b) Arbitration Fees and Costs. The Executive shall be required to pay an arbitration fee to initiate any arbitration equal to what the Executive would be charged as a first appearance fee in court. The Employers shall advance the remaining fees and costs of the arbitrator. However, to the extent permissible under the law, and following the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitrator’s fees and costs be distributed in an alternative manner. Each party shall pay its own costs and attorneys’ fees, if any. If, however, any party prevails on a statutory or contractual claim that affords the prevailing party attorneys’ fees (including pursuant to this Agreement or the Nonsolicitation Agreement), the arbitrator may award attorneys’ fees to the prevailing party to the extent permitted by law.

10. Indemnification. The Executive will be entitled to indemnification to the extent permitted by law and in accordance with and subject to the Company’s Amended and Restated By-Laws, dated March 3, 2016 and the Bank’s Amended and Restated By-Laws, dated March 12, 2018, including as subsequently amended.

11. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the exclusive jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, the Executive submits to the personal jurisdiction of such courts.

12. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, provided that the Nonsolicitation Agreement and Equity Documents remain in full force and effect.

13. Withholding; Tax Effect. All payments made by the Employers to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Employers under applicable law. Nothing in this Agreement shall be construed to require the Employers to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

14. Assignment. Neither the Executive nor the Employers may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company or the Bank may assign its rights and obligations under this Agreement (including the Nonsolicitation Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company or the Bank shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further that if the Executive remains employed or becomes employed by the Company or the Bank, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments, benefits or vesting pursuant to Section 5 or Section 6 of this Agreement. This Agreement shall inure to the benefit of and be binding upon the Executive and the Employers, and each of the Executive’s and the Employers’ respective successors, executors, administrators, heirs and permitted assigns.

15. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employers or, in the case of the Employers, at the Bank’s main offices, attention of the Bank Board.

19. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by duly authorized representatives of the Company and the Bank.

20. Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Bank’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Bank’s benefit plans, programs or policies except as otherwise provided in Section 7 hereof, and except that the Executive shall have no rights to any severance benefits under any Bank severance pay plan, offer letter or otherwise. In the event that the Executive is party to an agreement with the Company or the Bank providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both. Further, Section 5 and Section 6 of this Agreement are mutually exclusive and in no event shall the Executive be entitled to payments or benefits pursuant to both Section 5 and Section 6 of this Agreement.

21. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

22. Conditions. Notwithstanding anything to the contrary herein, the effectiveness of this Agreement shall be conditioned on (i) the Executive’s satisfactory completion of reference and background checks, if so requested by the Employers, and (ii) the Executive’s submission of satisfactory proof of the Executive’s legal authorization to work in the United States.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

24. Required Regulatory Limitation. Notwithstanding anything herein contained to the contrary:

(a) any payments to the Executive, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. §1828(k), and any regulations promulgated thereunder;

(b) if the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank pursuant to a notice served under Section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(3) or 1818(g)(1), Employers’ obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, Employers, in their discretion, may (i) pay to the Executive all or part of the compensation withheld while the obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended;

(c) if the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(4) or (g)(1), all prospective obligations of Employers under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of Employers and the Executive shall not be affected;

(d) if the Bank is in default (within the meaning of Section 3(x)(1) of the FDI Act, 12 U.S.C. §1813(x)(1)), all prospective obligations of Employers under this Agreement shall terminate as of the date of default, but vested rights and obligations of Employers and the Executive shall not be affected;

(e) all obligations of Employers hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Bank, (i) by the Federal Deposit Insurance Corporation (“FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDI Act, 12 U.S.C. §1823(c); or (ii) by the Massachusetts Division of Banks at the time such of approval of a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined to be in an unsafe or unsound condition. The vested rights and obligations of the parties shall not be affected.

In the event that any regulator of the Bank requires that any amounts hereunder be returned by the Executive to Employers in order to comply with banking laws, regulations or other requirements in effect at such time, the Executive agrees to return such amounts.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

RANDOLPH BANCORP, INC.

By:	/s/ Kenneth K. Quigley, Jr.
Name:	Kenneth K. Quigley, Jr.
Title:	Chairman of the Board

ENVISION BANK

By:	/s/ Kenneth K. Quigley, Jr.
Name:	Kenneth K. Quigley, Jr.
Title:	Chairman of the Board

EXECUTIVE

/s/ William M. Parent
William M. Parent

[Signature Page to Employment Agreement]

Exhibit A

RELEASE AGREEMENT

I enter into this Separation and Release Agreement (the “Release Agreement”) pursuant to Section 5 of the Employment Agreement by and among Randolph Bancorp, Inc. (the “Company”), Envision Bank (the “Bank” and together with the Company, the “Employers”) and me (the “Employment Agreement”). I acknowledge that my timely execution and return and my non-revocation of this Release Agreement are conditions to the payment of the Severance Amount and COBRA Continuation Payment pursuant to Section 5 of the Employment Agreement. Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Employment Agreement. I therefore agree to the following terms:

1. Release of Claims. I voluntarily release and forever discharge the Company, the Bank, their respective predecessors, successors and assigns, their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, members, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when I sign this Release Agreement, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to my employment by the Employers and the termination of my employment;

•	of wrongful discharge;

•	of breach of contract;

•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964, and Claims of any form of discrimination or retaliation that is prohibited by Massachusetts General Laws chapter 151B);

•	under any other federal or state statute;

•	of defamation or other torts;

•	of violation of public policy;

•

for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, including under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this Release Agreement shall not affect my rights under the Employment Agreement, nor shall it affect any Claim that by express terms of law may not be waived.

2. Protected Disclosures and Other Matters. Nothing contained in this Release limits my ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Release Agreement limits my ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including my ability to provide documents or other information, without notice to the Employers, nor does anything contained in this Release apply to truthful testimony in litigation. If I file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on my behalf, or if any other third party pursues any claim on my behalf, I waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action). Further, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

3. Continuing Obligations. I reaffirm my Continuing Obligations under the Employment Agreement, including without limitation under the Nonsolicitation Agreement.

4. Non-Competition. In consideration for the Severance Amount and COBRA Continuation Payment, to which I understand that I am not otherwise entitled, I agree that during the Severance Pay Period, I shall not, directly or indirectly engage, participate, assist or invest in any Competing Business (as hereinafter defined), regardless of whether as an owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise. For purposes of this Agreement, the term “Competing Business” shall mean any bank or other financial services business that has a branch office or other place of business (other than solely an ATM) in Massachusetts. Notwithstanding the foregoing, I may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

I understand that the restrictions set forth in this Section 4 are intended to protect the Employers’ interests in their confidential and proprietary information and established employee, customer and supplier relationships and goodwill, and agree that such restrictions are reasonable and appropriate for this purpose. I further agree that it would be difficult to measure any damages caused to the Employers which might result from any breach by me of this Section 4, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, I agree that if I breach, or propose to breach this Section 4, the Employers shall be entitled, in addition to all other remedies that the Employers may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company or the Bank. I further agree that if I breach any of my obligations under this Section 4, in addition to any other legal or equitable remedies it may have for such breach, the Employers shall have the right to terminate payment of the Severance Amount and receive repayment from me of any Severance Amount that has been paid to me. The termination and/or repayment of the Severance Amount in the event of my breach will not affect the Continuing Obligations. Without limiting the Employers’ remedies hereunder, if the Company or the Bank prevails in any action to enforce this Agreement, then I shall be liable to the Company or the Bank for reasonable attorneys’ fees and costs incurred by the Company or the Bank in connection with such action.

5. Non-Disparagement. I agree not to make any disparaging statements concerning the Company, the Bank or any of its or their affiliates or current or former officers, directors, shareholders, employees or agents; the products, services or programs provided or to be provided by the Company or the Bank; or the business affairs, operation, management or the financial condition of the Company or the Bank. For the avoidance of doubt, these nondisparagement obligations are subject to Section 2 of this Release Agreement.

6. No Assignment. I represent that I have not assigned to any other person or entity any Claims against any Releasee.

7. Right to Consider and Revoke Release Agreement. I acknowledge that I have been given the opportunity to consider this Release Agreement for a period of 21 days from the date when it is tendered to me. In the event that I executed this Release Agreement within less than 21 days, I acknowledge that such decision was entirely voluntary and that I had the opportunity to consider this Release Agreement until the end of the 21-day period. To accept this Release Agreement, I shall deliver a signed Release Agreement (either as an original or as a PDF copy attached to an email) to Kenneth K. Quigley, Jr., Chairman of the Board, Ken.Quigley@outlook.com, within such 21-day period; provided that I acknowledge that the Employers may change the designated recipient by notice. For a period of seven business days from the date when I execute this Release Agreement (the “Revocation Period”), I shall retain the right to revoke this Release Agreement by written notice that is received by Mr. Quigley or other recipient designated by the Employers or before the last day of the Revocation Period. This Release Agreement shall take effect only if it is executed within the 21-day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release Agreement shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

8. Other Terms.

(a) Legal Representation; Review of Release Agreement. I acknowledge that I have been advised to discuss all aspects of this Release Agreement with my attorney, that I have carefully read and fully understand all of the provisions of this Release Agreement and that I am voluntarily entering into this Release Agreement.

(b) Binding Nature of Release Agreement. This Release Agreement shall be binding upon me and upon my heirs, administrators, representatives and executors.

(c) Amendment. This Release Agreement may be amended only upon a written agreement executed by the Employers and me.

(d) Severability. In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release Agreement shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release Agreement. In the event of such severance, the remaining covenants shall be binding and enforceable.

(e) Governing Law and Interpretation. This Release Agreement shall be deemed to be made and entered into in the Commonwealth of Massachusetts, and shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. The language of all parts of this Release Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either the Employers or me.

(f) Absence of Reliance. I acknowledge that I am not relying on any promises or representations by the Employers or any of their agents, representatives or attorneys regarding any subject matter addressed in this Release Agreement.

So agreed.

William M. Parent	Date

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